Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Third Quarter 2026 Results

Albany, N.Y. – October 30, 2026 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three and nine months ended September 30, 2026.

Net income for the three months ended September 30, 2026 was $85,000, or approximately $0.00 per basic and diluted share, as compared to $4.3 million, or $0.18 per basic and diluted share, for the three months ended September 30, 2025. Net income for the nine months ended September 30, 2026 was $8.9 million, or $0.37 and $0.36 per basic and diluted share, respectively, as compared to $16.5 million, or $0.67 per basic and diluted share, for the nine months ended September 30, 2025.

Highlights

●	Net loans receivable of $1.94 billion at September 30, 2026 was up $290.3 million, or 17.6%, from December 31, 2025.
●	Deposits of $2.13 billion at September 30, 2026 were up $391.7 million, or 22.5%, from December 31, 2025.
●	Net interest income of $23.6 million for the three months ended September 30, 2026 was up $3.4 million, or 16.9%, from the three months ended September 30, 2025.
●	Net interest margin of 4.26% for the three months ended September 30, 2026 was up 10 basis points from the three months ended September 30, 2025.
●	Non-interest income of $5.5 million for the three months ended September 30, 2026, resulting in 14% of revenue generated by noninterest income sources for the quarter.
●	The results for the three months ended September 30, 2026 reflected litigation-related expense of $6.2 million recognized in connection with the resolution of pending litigation.

Thomas Amell, President and CEO, said, “Our third quarter 2026 financial results reflect the strength of Pioneer’s relationship-based business model focused on creating client advocacy through our highly engaged employees. During the quarter, we experienced positive momentum across our company, highlighted by growth in net interest income and margin, driven by continued loan portfolio expansion, growth in our diversified deposit base, and prudent management of funding costs. The benefits of this positive momentum more than offset the costs of resolving the legal matters, which we recognized this quarter.”

Mr. Amell added, “We are extremely pleased to have reached agreements to resolve the Southwestern Payroll, Granite Solutions and NatPay matters, and we look forward to finalizing them. These matters date back to 2019, and this outcome removes a long-standing source of uncertainty closing a significant chapter in Pioneer’s history. I want to thank our employees and our Board for their steadfast focus and discipline throughout this process. Looking ahead, we remain focused on delivering long-term value for our stockholders, serving our clients, supporting our communities, and advancing our ‘More Than a Bank’ strategy. We are confident in the strength of our franchise and excited about the opportunities ahead.”

Total assets were $2.60 billion at September 30, 2026, primarily consisting of $1.94 billion of net loans receivable, $215.3 million of securities available for sale and $235.9 million of cash and cash equivalents. Deposits totaled $2.13 billion at September 30, 2026 and the deposit base was well diversified across customer segments, consisting of approximately 52.9% retail, 16.4% commercial and 30.7% municipal customer relationships. Estimated uninsured deposits, net of affiliate deposits and collateralized deposits, represented 10.6% of total deposits at September 30, 2026. Total shareholders’ equity was $323.3 million at September 30, 2026.

Recent Developments

Resolution of Pending Litigation

In October 2026, Pioneer and its subsidiary, Pioneer Bank, National Association (“Pioneer Bank”), reached agreements in principle with Southwestern Payroll Services, Inc. (“Southwestern”), Granite Solutions Groupe, Inc. (“Granite Solutions”) and National Payment Corp. (“NatPay”) to resolve all claims asserted by Southwestern, Granite Solutions and NatPay against Pioneer and Pioneer Bank in the litigation pending in the United States District Court for the Northern District of New York. This litigation has been previously disclosed in Pioneer’s filings with the Securities and Exchange Commission (the “SEC”). The resolutions remain subject to the execution of definitive settlement agreements and the filing of stipulations of dismissal of the actions in their entirety with prejudice.

Net Interest Income and Margin

Net interest income was $23.6 million for the three months ended September 30, 2026, an increase of $3.4 million, or 16.9%, as compared to net interest income of $20.2 million for the three months ended September 30, 2025. Net interest income was $67.2 million for the nine months ended September 30, 2026, an increase of $8.3 million, or 14.1%, as compared to net interest income of $58.9 million for the nine months ended September 30, 2025. The increase in net interest income for the three months ended September 30, 2026 was primarily due to an increase in the average yield on interest-earning assets of 26 basis points and an increase in the average balance of interest-earning assets of $276.5 million, partially offset by an increase in the average cost of interest-bearing liabilities of five basis points and by an increase in the average balance of interest-bearing liabilities of $286.2 million. The increase in net interest income for the nine months ended September 30, 2026 was primarily due to an increase in the average yield on interest-earning assets of 23 basis points and an increase in the average balance of interest-earning assets of $214.8 million, partially offset by an increase in the average cost of interest-bearing liabilities of four basis points and by an increase in the average balance of interest-bearing liabilities of $224.2 million.

Interest income was $33.7 million for the three months ended September 30, 2026, an increase of $5.4 million, or 19.1%, compared to interest income of $28.3 million for the three months ended September 30, 2025. Interest income was $93.9 million for the nine months ended September 30, 2026, an increase of $12.8 million, or 15.8%, compared to interest income of $81.1 million for the nine months ended September 30, 2025. The increase in interest income for the three and nine months ended September 30, 2026 was driven by market-related increases in interest rates on new loans and on investment securities, loans acquired on April 24, 2026, when Pioneer completed the acquisition of Targeted Lending Co., LLC (“Targeted Lending”) and due to an increase in the average balance of loans. The average yield on interest-earning assets increased by 26 basis points to 6.12% for the three months ended September 30, 2026, compared to 5.86% for the three months ended September 30, 2025. The average yield on interest-earning assets increased by 23 basis points to 5.89% for the nine months ended September 30, 2026, compared to 5.66% for the nine months ended September 30, 2025.

Interest expense was $10.1 million for the three months ended September 30, 2026, an increase of $2.0 million, or 24.6%, compared to $8.1 million for the three months ended September 30, 2025. Interest expense was $26.7 million for the nine months ended September 30, 2026, an increase of $4.5 million, or 20.1%, compared to $22.2 million for the nine months ended September 30, 2025. The average cost of interest-bearing liabilities increased by five basis points to 2.56% for the three months ended September 30, 2026, compared to 2.51% for the three months ended September 30, 2025. The average cost of interest-bearing liabilities increased by four basis points to 2.44% for the nine months ended September 30, 2026, compared to 2.40% for the nine months ended September 30, 2025. The average cost of interest-bearing liabilities increased for the three and nine months ended September 30, 2026 primarily due to a shift in the mix of deposits towards higher cost interest-bearing deposit accounts.

Net interest margin increased 10 basis points to 4.26% for the three months ended September 30, 2026, compared to 4.16% for the three months ended September 30, 2025. Net interest margin increased 11 basis points to 4.21% for the nine months ended September 30, 2026, compared to 4.10% for the nine months ended September 30, 2025.

Asset Quality and Provision for Credit Losses

Non-performing assets were $10.8 million, or 0.42% of total assets, at September 30, 2026, compared to $11.3 million, or 0.52% of total assets, at December 31, 2025.

The allowance for credit losses on loans was $28.3 million at September 30, 2026, compared to $25.3 million at December 31, 2025, representing 1.44% and 1.51% of total loans outstanding, respectively. During the nine months ended September 30, 2026 the allowance for credit losses on loans increased $2.6 million due to the allowance for credit losses recorded at the acquisition date for the acquired Targeted Lending loans.

Net charge-offs were $1.1 million and $2.6 million for the three and nine months ended September 30, 2026, respectively, compared to $4,000 and $89,000 for the three and nine months ended September 30, 2025, respectively. The increase in net charge-offs for the three and nine months ended September 30, 2026 was primarily due to an increase in commercial and industrial loan net charge-offs due to net charge-offs on the acquired Targeted Lending loans during the three and nine months ended September 30, 2026, as well as an $854,000 charge-off related to one commercial borrower during the nine months ended September 30, 2026. Annualized net charge-offs were 0.23% and 0.20% of average loans for the three and nine months ended September 30, 2026, respectively, compared to annualized net charge-offs of 0.00% and 0.01% of average loans for the three and nine months ended September 30, 2025, respectively.

The provision for credit losses was $1.3 million and $3.5 million for the three and nine months ended September 30, 2026, respectively, compared to $785,000 and $3.1 million for the three and nine months ended September 30, 2025, respectively. The increase in the provision for credit losses for the three and nine months ended September 30, 2026 was primarily due to growth in the loan portfolio and an increase in net charge-offs, offset in part by improvement in the loan portfolio credit quality.

Noninterest Income and Noninterest Expense

Noninterest income of $5.5 million for the three months ended September 30, 2026 increased $1.7 million, or 44.3%, as compared to $3.8 million for the three months ended September 30, 2025. Noninterest income of $14.8 million for the nine months ended September 30, 2026 increased $2.5 million, or 20.1%, as compared to $12.3 million for the nine months ended September 30, 2025. The increase in noninterest income for the three and nine months ended September 30, 2026 was primarily due to an increase in insurance and wealth management services income, an increase in bank fees and service charges, and an increase in net gain on sale of loans, offset in part by a decrease in other noninterest income. The increase in insurance and wealth management services income was as a result of organic growth related to our wealth management services and the acquisition of Brown Financial Management Group during the three months ended December 31, 2025. The increase in bank fees and service charges and net gain on sale of loans was a result of the acquisition of Targeted Lending during the three months ended June 30, 2026. The decrease in other noninterest income was primarily due to a net loss recognized on trading securities during the three and nine months ended September 30, 2026 and due to $550,000 of bank-owned life insurance income as a result of a death benefit recognized during the nine months ended September 30, 2025.

Noninterest expense of $27.7 million for the three months ended September 30, 2026 increased $10.1 million, or 57.4%, as compared to $17.6 million for the three months ended September 30, 2025. Noninterest expense of $68.0 million for the nine months ended September 30, 2026 increased $21.1 million, or 44.9%, as compared to $46.9 million for the nine months ended September 30, 2025. The increase in noninterest expense for the three and nine months ended September 30, 2026 was primarily due to an increase in professional fees, an increase in litigation-related expense, and an increase in salaries and employee benefits. The increase in professional fees for the three and nine months ended September 30, 2026 was primarily due to higher legal fees and expenses and partially related to the completion of our recent acquisitions during the nine months ended September 30, 2026. Litigation-related expense increased for the three and nine months ended September 30, 2026 related to the resolution of pending litigation. Salaries and employee benefits increased for the three and nine months ended September 30, 2026 primarily due to compensation expense from annual merit increases and an increase in the number of employees from acquisitions completed during the nine months ended September 30, 2026.

Income Taxes

Income tax benefit was $18,000 for the three months ended September 30, 2026, a decrease of $1.3 million, compared to income tax expense of $1.3 million for the three months ended September 30, 2025. Income tax expense was $1.7 million for the nine months ended September 30, 2026, a decrease of $2.9 million, or 63.2%, compared to $4.6 million for the nine months ended September 30, 2025.  Our effective tax rate was (26.9%) and 16.1% for the three and nine months ended September 30, 2026, respectively, compared to 22.8% and 21.8% for the three and nine months ended September 30, 2025, respectively. The decrease in the effective tax rate for the nine months ended September 30, 2026 was due to a discrete tax item.

Balance Sheet Summary

Total assets of $2.60 billion at September 30, 2026 increased $448.1 million, or 20.8%, from $2.15 billion at December 31, 2025.

Net loans receivable of $1.94 billion at September 30, 2026 increased $290.3 million, or 17.6%, from $1.65 billion at December 31, 2025. The increase in net loans receivable was primarily a result of an increase in commercial and industrial loans of $161.8 million driven by the acquisition of Targeted Lending during the nine months ended September 30, 2026. In addition, the commercial construction loan portfolio increased by $59.9 million, the residential mortgage loan portfolio increased by $57.0 million and the commercial real estate portfolio increased by $11.4 million.

Securities available for sale of $215.3 million at September 30, 2026 decreased $5.1 million, or 2.3%, from $220.4 million at December 31, 2025. The decrease was primarily due to maturities, paydowns and calls of $54.6 million and a decrease in market value of securities of $9.5 million, offset in part by purchases of $60.6 million of securities during the nine months ended September 30, 2026.

Deposits of $2.13 billion at September 30, 2026 increased $391.7 million, or 22.5%, from $1.74 billion at December 31, 2025. By deposit category, certificates of deposits increased by $240.5 million, non-interest bearing demand deposits increased by $80.3 million and money market accounts increased by $65.8 million. The increase in certificates of deposit was primarily due to an increase in brokered deposits, and by a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The increase in non-interest bearing demand accounts was primarily related to growth in municipal deposits due to seasonality. The increase in money market accounts was primarily due to a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts.

Shareholders’ equity of $323.3 million at September 30, 2026 decreased $566,000, or 0.2%, from $323.9 million at December 31, 2025 primarily as a result of a decrease in accumulated other comprehensive income of $7.7 million and by the repurchase of common stock of $3.6 million, offset in part by net income of $8.9 million. Pioneer Bank, National Association has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 9.59% at September 30, 2026.

About Pioneer

Pioneer is a financial holding company with approximately $2.6 billion in consolidated assets that provides diversified financial services through its subsidiaries. Pioneer’s subsidiary, Pioneer Bank, National Association and its subsidiaries, with 22 offices in the Capital Region of New York State, offers a broad array of banking, insurance, employee benefit, human resources consulting, college advising, and wealth management services to individuals, businesses, and municipalities. Pioneer’s subsidiary, Targeted Lending Co., LLC, through its originator-centric equipment finance platform provides financing solutions nationwide for essential income-producing equipment to small and mid-sized businesses across diverse industries. Pioneer’s subsidiary, Pioneer Capital Markets, Inc., is a FINRA-registered broker-dealer focused on municipal bond trading. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “expand,” “extend,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. These forward-looking statements also include statements regarding the expected resolution of the claims asserted by Southwestern, Granite Solutions and NatPay. No assurance can be given that definitive settlement agreements will be executed on the terms of the agreements in principle, within expected time frames or at all. Pioneer’s ability to predict results or the actual effect of future plans or strategies, including the acquisitions of Targeted Lending, the acquisitions of Reiser Consulting Group, Inc. (the “Reiser Consulting Group”) and the Wyndham Benefits, LLC (“Wyndham Benefits”) and The College Advisor of New York, is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements, including Pioneer’s ability to realize the expected benefits of the acquisitions of Targeted Lending, Reiser Consulting Group, Wyndham Benefits and The College Advisor of New York, will be achieved within expected time frames or at all. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the year ended December 31, 2025, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	September 30,	December 31,
	2026	2025

	(In thousands)
Selected Financial Condition Data:
Total assets	$2,598,749	$2,150,684
Cash and cash equivalents	235,865	133,675
Securities available for sale	215,322	220,431
Securities held to maturity	45,779	41,521
Trading securities	19,816	—
Net loans receivable	1,936,527	1,646,255
Goodwill	27,224	9,599
Other intangible assets, net	12,171	2,711
Bank-owned life insurance	15,325	15,306
Premises and equipment, net	36,397	35,576
Deposits	2,130,829	1,739,178
Shareholders' equity	323,295	323,861

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$33,686	$28,287	$93,929	$81,141
Interest expense	10,072	8,084	26,716	22,247
Net interest income	23,614	20,203	67,213	58,894
Provision for credit losses	1,320	785	3,450	3,135
Net interest income after provision for credit losses	22,294	19,418	63,763	55,759
Noninterest income	5,508	3,815	14,832	12,346
Noninterest expense	27,735	17,624	68,037	46,942
Income before taxes	67	5,609	10,558	21,163
Income tax (benefit) expense	(18)	1,279	1,699	4,619
Net income	$85	$4,330	$8,859	$16,544

Earnings per share - basic	$—	$0.18	$0.37	$0.67
Earnings per share - diluted	—	0.18	0.36	0.67

Weighted average shares outstanding - basic	23,963,551	24,470,461	24,032,266	24,566,729
Weighted average shares outstanding - diluted	24,338,304	24,593,205	24,346,430	24,627,387

	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Performance Ratios:
Return on average assets	0.01%	0.82%	0.51%	1.07%
Return on average equity	0.10%	5.45%	3.64%	7.07%
Interest rate spread (1)	3.56%	3.35%	3.45%	3.26%
Net interest margin (2)	4.26%	4.16%	4.21%	4.10%
Non-interest expenses to average assets	4.58%	3.34%	3.95%	3.04%
Efficiency ratio (3)	95.24%	73.38%	82.93%	65.89%
Average interest-earning assets to average interest-bearing liabilities	141.83%	151.87%	146.21%	155.30%

Capital Ratios (4):
Average equity to average assets			13.56%	15.15%
Total capital to risk weighted assets			13.92%	17.21%
Tier 1 capital to risk weighted assets			12.66%	15.95%
Common equity tier 1 capital to risk weighted assets			12.66%	15.95%
Tier 1 capital to average assets			9.59%	11.45%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans			1.44%	1.50%
Allowance for credit losses as a percentage of non-performing loans			267.09%	216.05%
Net charge-offs to average outstanding loans during the period			0.20%	0.01%
Non-performing loans as a percentage of total loans			0.54%	0.69%
Non-performing loans as a percentage of total assets			0.41%	0.51%
Total non-performing assets as a percentage of total assets			0.42%	0.53%

Other:
Number of offices			24	22
Number of full-time equivalent employees			296	265

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.